Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q3 2025 RESULTS

Q3 NET SALES, GROSS MARGIN, ADJUSTED EPS AND CASH FLOW EXCEED OUTLOOK

RAISES REPORTED SALES, GROSS MARGIN, MARKETING, EPS AND CASH FLOW OUTLOOK

2025 Third Quarter Results	2025 Full Year Outlook

• Net Sales +5.0%: Domestic +4.2%, Int’l +8.4%, SPD +5.1%

• Organic Sales +3.4%: Domestic +2.3%, Int’l +7.7%, SPD +4.2%¹

• Reported EPS $0.75, Adjusted EPS $0.81¹ (+2.5%)

• Cash from Operations of $435.5 million (+19.6%)

• YTD Cash from Operations of $852.0 million (~Flat)

• Net Sales approximately +1.5% (prior midpoint +1%)

• Organic Net Sales approximately +1%¹ (prior midpoint +1%)

• Adjusted Gross Margin Contraction of 40 bps[2] (prior 60 bps)

• Adjusted EPS approximately $3.49[2] (prior midpoint $3.47)

• Cash from Operations ~$1.2 billion (prior ~$1.1 billion)

EWING, NJ, October 31, 2025 – Church & Dwight Co., Inc. (NYSE: CHD) today reported strong third quarter results highlighted by strong innovation, marketing and sales execution leading to share gains in many of our brands. Our third quarter reported net sales increased 5.0% to $1,585.6 million. Organic sales increased 3.4% driven by volume growth of 4.0% partially offset by negative pricing and mix of 0.6%.

Rick Dierker, Chief Executive Officer, commented, “In a challenging environment, we are pleased to deliver another quarter of strong results. We continue to drive both dollar and volume share gains across most of our brands. Our balanced portfolio of value and premium products and our relentless focus on innovation continue to position us well for the future. We also were encouraged with our first quarter of ownership of TOUCHLAND, as our results exceeded our initial expectations.

“In the third quarter, all three of our businesses delivered solid organic growth. The Domestic Division grew 2.3% organically with 4 of our 8 power brands growing share. The International Division organic growth was 7.7%, driven by broad based share gains across our subsidiaries and the Global Markets Group. Our Specialty Products Division also had a strong quarter with organic sales growth of 4.2%. With the momentum of higher sales, we also increased our marketing investment as a percentage of sales by 50 basis points versus prior year, helping to further drive consumption and share gains across our brands. Our momentum in e-commerce also continued with global online sales representing 23% of total consumer sales in the third quarter versus 21% last year. Finally, the combination of sales growth, earnings growth, and working capital improvements resulted in strong cash flow in the third quarter. As a result of our progress, we now expect approximately $1.2 billion of cash from operations this year.

“Reported EPS was $0.75, compared to a loss of $0.31 last year, which reflects the strong quarterly results and the comparison to prior year that included the impact of the VMS brand valuation adjustment. Adjusted earnings per share was $0.81, an increase of 2.5%. Third quarter Adjusted EPS exceeded the Company’s outlook of $0.72 primarily from the higher than expected volume and gross margin results.

“We continue to remain on track with our strategic decisions to exit the FLAWLESS™, SPINBRUSH™ and WATERPIK™ showerhead businesses by early 2026. As noted in our second quarter earnings call, we are undertaking a strategic review of our vitamin business, including streamlining our supply chain to strengthen the core business, new JV/partnership opportunities, and divestiture options. We continue to expect to reach a conclusion from this review by the end of 2025.”

Third Quarter Review

Consumer Domestic net sales were $1,219.7 million, a $48.9 million or 4.2% increase. Organic sales increased 2.3% due to higher volume (+3.7%) partially offset by price and product mix (-1.4%). Growth was led by THERABREATH™ mouthwash, HERO™ acne products, ARM & HAMMER™ Cat Litter and TROJAN™ condoms, partially offset by declines in the vitamin business and WATERPIK™ flossers.

Consumer International net sales were $290.1 million, a $22.4 million or 8.4% increase. Organic sales increased 7.7% due to a combination of higher volume (+5.9%) and price and product mix (+1.8%). Growth was led by the HERO, THERABREATH and BATISTE™ brands and was broad-based across many of our international markets.

Specialty Products net sales were $75.8 million, a $3.7 million or 5.1% increase. Organic sales increased 4.2% due to positive price and product mix (+2.5%) and higher volume (+1.7%).

Reported and Adjusted Gross margin was 45.1%. Reported gross margin decreased 10 basis points and adjusted gross margin increased 10 basis points versus prior year and was 110 basis points better than our outlook. Adjusted gross margin was fueled by our productivity programs, higher margin acquisitions and was offset by higher manufacturing and tariff costs net of mitigation efforts. 1

Marketing expense was $202.9 million, a $17.1 million increase. Marketing expense as a percentage of net sales is up 50 basis points versus last year to 12.8% as we continue to invest in our brands and new products in order to support our innovation and drive organic growth.

Selling, general, and administrative expense (SG&A) was $256.9 million, including $12.2 million of charges related to the restricted stock and earnout expense from the Touchland acquisition. Adjusted SG&A was $240.9 million or 15.2% of net sales, a 20-basis point increase versus prior year.1

Income from Operations was $254.6 million. Adjusted Income from Operations was $270.6 million1, a $3.4M or 1.3% increase.

Other Expense increased $8.5 million. Adjusted Other Expense increased $3.9 million reflecting lower interest income.

The adjusted effective tax rate of 21.6% was favorable compared to 23.3% in Q3 2024. Our results included the benefit of state tax refund claims this quarter.

Cash Flow

We delivered strong cash results in the third quarter with cash from operations increasing 19.6% versus last year. As a result, we now expect to deliver approximately $1.2 billion of cash from operations this year (previously $1.1 billion).

Capital expenditures for the first nine months were $67.2 million, a $58.0 million decrease from the prior year primarily due to the completion of key projects and a return to normalized capital spending levels in 2025. At September 30, 2025, total debt was $2.2 billion and cash on hand was $305.3 million.

In the third quarter, the company repurchased an additional $300 million of shares, bringing year to date share repurchases to $600 million.

2025 New Products

Mr. Dierker commented, “We are excited about the performance of our product innovation and it continues to be a key driver of our success. Our commitment to and execution of industry leading innovation continues to fuel our market share expansion. Our innovations launched earlier in 2025 across our power brands are performing very well. I am pleased to share two incremental innovations under our THERABREATH™ and TROJAN™ brands.

“THERABREATH has launched a new line of toothpastes on-line in August with three variants designed to offer long-lasting fresh breath and, oral health benefits such as deep cleaning, healthy gums, and whitening. Each variant addresses a top need in the toothpaste category. Consumers and THERABREATH brand loyalists appreciate the effective cleaning and differentiated THERABREATH taste profile – designed to be fresh but not overpowering. THERABREATH toothpaste will be in stores January 2026.

“TROJAN™, the #1 condom brand in the U.S., has launched TROJAN G.O.A.T. Greatest of All TROJAN Non-Latex condoms — our softest and most flexible condoms ever. G.O.A.T. Greatest of All Trojan condom is designed with a revolutionary new condom material made with our patent-pending Ultra Flex non-latex material. G.O.A.T. condoms are odorless, colorless, and designed to enhance body heat transfer for next-level intimacy.”

Outlook for 2025

Mr. Dierker stated, “In an environment of economic uncertainty and cautious consumers, we remain agile and focused on profitably growing our market shares across our portfolio. We are encouraged by growth within our categories, and we believe our brands will outpace category growth due to our steady investments in innovation and our brands. We remain focused on execution and offering products to consumers that provide performance at a great value.

“Overall, our outlook has improved in several areas. We now expect higher 2025 reported sales growth of approximately 1.5% (previously midpoint of 1.0%) which primarily reflects the strong momentum from our TOUCHLAND brand which more than offsets lower sales from the strategic business exits. We remain on track to deliver 2025 organic sales growth of approximately 1%1 (previously midpoint of 1.0%).

“Full year reported gross margin is expected to improve to 44.2%, including the costs associated with the three business exits. We expect adjusted gross margin to contract only 40 basis points versus 2024 (previously 60 basis points) as we expect tariffs, elevated input costs, and unfavorable price and mix to be largely mitigated by incremental productivity and benefits of our higher margin acquisition.

“We continue to drive progress with tariff mitigation through supply chain and targeted pricing actions. Our 2025 expected tariff impact is now a headwind of approximately $25 million (previously $30 million) and on a 12-month basis, the current tariff impact has been reduced to $25 million (previously $60 million).

“In past years, when we have stronger than expected business performance, we often increased our marketing investment to accelerate growth in future years. Similarly in 2025, we now expect marketing as a percentage of sales will exceed 11%, as we invest in our brands to drive momentum going into 2026.

“We continue to expect adjusted SG&A as a percentage of sales to be lower versus 2024.

“We continue to expect other expense for 2025 to be approximately $65 million. Our adjusted tax rate is now expected to be approximately 22.5% (previously 23.0%).

“We expect full year Adjusted EPS growth for 2025 of approximately $3.492, which exceeds the midpoint of our prior outlook.

“For Q4, we expect reported sales growth of approximately 3.5% and organic sales growth of approximately 1.5%1. Our second half expectations for organic growth are unchanged at approximately 2.5%. Our Q4 organic growth outlook reflects the impact of the prior year port strike and negative consumption trends in our VMS business. We expect marketing and SG&A to be lower as a percent of sales compared to the fourth quarter 2024. As a result, we expect Adjusted EPS of approximately $0.83 per share, an increase of 8% versus last year’s adjusted Q4 EPS. 2

“For 2025, as noted earlier, our cash flow from operations outlook has increased from $1.1 billion to approximately $1.2 billion and reflects strong cash flow performance in the second half of 2025. We now expect 2025 capital expenditures of approximately $120 million.

“Our capital allocation strategy focuses on delivering organic and acquisitive growth, strong productivity and returning cash to our shareholder. Our associates worldwide have delivered meaningful growth in a challenging external environment and we are optimistic about the future. We continue to drive share gains across the globe, we acquired the category growth leading TOUCHLAND brand and made important strategic decisions to strengthen the portfolio by exiting the FLAWLESS™, SPINBRUSH™ and WATERPIK™ shower head businesses. We increased our dividend for the 29th consecutive year and we returned $600M to our shareholders through share repurchases. As we look forward, we continue to expect to benefit from the combination of our strong cash flow and strong balance sheet to drive organic growth and acquire great brands worldwide.”

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

2 This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS and adjusted SG&A to reported SG&A, the most directly comparable GAAP financial measures because we are unable to provide such a reconciliation without unreasonable effort. We have excluded the changes in the Company’s potential earn-out liability from our acquisition of the TOUCHLAND business from our expected adjusted EPS and adjusted SG&A. We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs. Our inability to provide a reconciliation to GAAP EPS and SG&A for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis or on an annual basis. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss third quarter 2025 results on October 31, 2025, at 10:00 a.m. (ET). The webcast will be broadcast online and will also be available for replay from October 31, 2025, to November 7, 2025.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO® and TOUCHLAND®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2024/2025, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable Companies, Newsweek Magazine’s Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, EPA’s Safer Choice Partner of the Year, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2024 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the Touchland acquisition; the impact of tariffs; ; the intended benefits of the exploration of strategic alternatives for certain of our businesses; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities of the new U.S. presidential administration; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the risk that Touchland will not be integrated successfully; the risk that the cost savings from the Touchland acquisition will not be fully realized or will take longer to realize than expected; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Sales	$1,585.6	$1,510.6	$4,559.0	$4,525.1
Cost of sales	871.2	827.5	2,538.0	2,442.9
Gross Profit	714.4	683.1	2,021.0	2,082.2
Marketing expenses	202.9	185.8	496.6	490.2
Selling, general and administrative expenses	256.9	231.7	712.8	684.5
VMS Tradename and other asset impairments	0.0	357.1	0.0	357.1
Income (Loss) from Operations	254.6	(91.5)	811.6	550.4
Equity in earnings of affiliates	2.2	3.0	6.6	7.2
Other income (expense), net	(20.6)	(12.9)	(49.4)	(54.4)
Income (Loss) before Income Taxes	236.2	(101.4)	768.8	503.2
Income taxes	54.0	(26.3)	175.5	107.1
Net Income (Loss)	$182.2	$(75.1)	$593.3	$396.1
Net Income (Loss) per share - Basic	$0.75	$(0.31)	$2.43	$1.62
Net Income (Loss) per share - Diluted	$0.75	$(0.31)	$2.41	$1.61
Dividends per share	$0.30	$0.28	$0.89	$0.85
Weighted average shares outstanding - Basic	241.8	244.6	244.1	244.1
Weighted average shares outstanding - Diluted	243.2	244.6	245.9	246.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$305.3	$964.1
Accounts Receivable	605.7	600.8
Inventories	647.4	613.3
Other Current Assets	72.4	62.4
Total Current Assets	1,630.8	2,240.6
Property, Plant and Equipment (Net)	938.1	931.7
Equity Investment in Affiliates	10.9	11.1
Trade Names and Other Intangibles	3,545.9	2,888.5
Goodwill	2,641.0	2,433.2
Other Long-Term Assets	377.7	378.0
Total Assets	$9,144.4	$8,883.1
Liabilities and Stockholders’ Equity
Other Current Liabilities	1,501.1	1,315.9
Long-Term Debt	2,204.5	2,204.6
Other Long-Term Liabilities	1,215.8	1,001.8
Stockholders’ Equity	4,223.0	4,360.8
Total Liabilities and Stockholders’ Equity	$9,144.4	$8,883.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2025	September 30, 2024

Net Income	$593.3	$396.1

Depreciation and amortization	181.6	177.4
Change in fair value of business acquisition liabilities	7.0	0.0
Deferred income taxes	31.7	(92.0)
Business exit related impairments	51.0	0.0
Non-cash compensation	44.2	50.6
Tradename and other asset impairments	8.4	357.1
Other	(1.2)	7.1
Subtotal	916.0	896.3

Changes in assets and liabilities:
Accounts receivable	17.5	(25.9)
Inventories	(3.3)	(35.0)
Other current assets	1.7	4.0
Accounts payable	39.8	88.0
Accrued expenses	(83.3)	(42.3)
Income taxes payable	(13.4)	(5.0)
Other	(23.0)	(16.2)
Net cash from operating activities	852.0	863.9

Capital expenditures	(67.2)	(125.2)
Acquisitions, net of cash acquired	(656.4)	(19.9)
Proceeds from sale of assets	0.0	6.6
Other	(1.7)	0.4
Net cash (used in) investing activities	(725.3)	(138.1)

Net change in long-term debt	0.0	(200.2)
Payment of cash dividends	(216.4)	(207.4)
Proceeds from stock option exercises	33.1	90.3
Purchase of treasury stock	(600.0)	0.0
Payment of business acquisition liabilities	(5.9)	0.0
Deferred financing and other	(4.7)	(1.0)
Net cash (used in) financing activities	(793.9)	(318.3)

F/X impact on cash	8.4	0.1

Net change in cash and cash equivalents	$(658.8)	$407.6

2025 and 2024 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2025	9/30/2024	Change
Household Products	$646.7	$637.4	1.5%
Personal Care Products	573.0	533.4	7.4%
Consumer Domestic	$1,219.7	$1,170.8	4.2%
Consumer International	290.1	267.7	8.4%
Total Consumer Net Sales	$1,509.8	$1,438.5	5.0%
Specialty Products Division	75.8	72.1	5.1%
Total Net Sales	$1,585.6	$1,510.6	5.0%

	Nine Months Ended		Percent
	9/30/2025	9/30/2024	Change
Household Products	$1,911.6	$1,929.5	-0.9%
Personal Care Products	1,592.0	1,577.1	0.9%
Consumer Domestic	$3,503.6	$3,506.6	-0.1%
Consumer International	829.6	786.4	5.5%
Total Consumer Net Sales	$4,333.2	$4,293.0	0.9%
Specialty Products Division	225.8	232.1	-2.7%
Total Net Sales	$4,559.0	$4,525.1	0.7%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted Other Income (expense):

This press release also presents adjusted other income (expense), namely other income (expense) calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year other income (expense).

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.0%	5.0%	4.2%	8.4%	5.1%
Less:
Acquisitions	2.6%	2.7%	3.3%	0.8%	0.0%
Add:
FX / Other	-0.2%	-0.2%	0.0%	-1.0%	0.0%
Divestitures	1.2%	1.3%	1.4%	1.1%	-0.9%

Organic Sales Growth	3.4%	3.4%	2.3%	7.7%	4.2%

	Nine Months Ended 9/30/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	0.7%	0.9%	-0.1%	5.5%	-2.7%
Less:
Acquisitions	1.0%	1.1%	1.1%	0.9%	0.0%
Add:
FX / Other	0.2%	0.2%	0.0%	1.0%	-0.3%
Divestitures	0.8%	0.6%	0.6%	0.5%	5.5%

Organic Sales Growth	0.7%	0.6%	-0.6%	6.1%	2.5%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	Three Months Ended September 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Touchland Restricted Stock	Touchland Earnout	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,585.6	$75.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1,585.6	$75.0
Cost of sales	871.2	43.7	0.0	0.0	0.0	0.0	0.0	0.0	871.2	40.5
Gross Profit	714.4	31.3	0.0	0.0	0.0	0.0	0.0	0.0	714.4	34.5
Gross Margin	45.1%	-0.1%							45.1%	0.1%

Marketing expenses	202.9	17.1	0.0	0.0	0.0	0.0	0.0	0.0	202.9	17.1
Percent of Net Sales	12.8%	0.5%							12.8%	0.5%

SG&A	256.9	25.2	0.0	-2.4	0.0	-1.4	-5.2	-7.0	240.9	14.0
Percent of Net Sales	16.2%	0.9%							15.2%	0.2%

VMS Tradename and other asset impairments	0.0	(357.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	-23.7%							0.0%	0.0%
Income from Operations	254.6	346.1	0.0	2.4	0.0	1.4	5.2	7.0	270.6	3.4
Operating Margin	16.1%	22.2%							17.1%	-0.6%

Equity in earnings of affiliates	2.2	(0.8)	0.0	0.0	0.0	0.0	0.0	0.0	2.2	(0.8)
Other income (expense), net	(20.6)	(7.7)	0.0	0.0	0.0	0.0	0.0	0.0	(20.6)	(3.1)
Income before Income Taxes	236.2	337.6	0.0	2.4	0.0	1.4	5.2	7.0	252.2	(0.5)
Income taxes	54.0	80.3	0.0	0.6	0.0	0.0	0.0	0.0	54.6	(4.2)
Net Income	$182.2	$257.3	$0.0	$1.7	$0.0	$1.4	$5.2	$7.0	$197.5	$3.6
Net Income per share - Diluted	$0.75	-341.9%	$0.0	$0.0	$0.0	$0.01	$0.02	$0.03	$0.81	2.5%

Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Nine Months Ended September 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Touchland Restricted Stock	Touchland Earnout	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$4,559.0	$33.9	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$4,559.0	$33.9
Cost of sales	2,538.0	95.1	(30.4)	0.0	(1.9)	0.0	0.0	0.0	2,505.7	33.5
Gross Profit	2,021.0	(61.2)	30.4	0.0	1.9	0.0	0.0	0.0	2,053.3	0.4
Gross Margin	44.3%	-1.7%							45.0%	-0.4%

Marketing expenses	496.6	6.4	0.0	0.0	0.0	0.0	0.0	0.0	496.6	6.4
Percent of Net Sales	10.9%	0.1%							10.9%	0.1%

SG&A	712.8	28.3	(20.6)	(5.0)	(1.5)	(5.8)	(5.2)	(7.0)	667.7	0.5
Percent of Net Sales	15.6%	0.5%							14.6%	-0.1%

VMS Tradename and other asset impairments	0.0	(357.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	-7.9%							0.0%	0.0%
Income from Operations	811.6	261.2	51.0	5.0	3.4	5.8	5.2	7.0	889.0	(6.5)
Operating Margin	17.8%	5.6%							19.5%	-0.4%

Equity in earnings of affiliates	6.6	(0.6)	0.0	0.0	0.0	0.0	0.0	0.0	6.6	(0.6)
Other income (expense), net	(49.4)	5.0	0.0	0.0	0.0	0.0	0.0	0.0	(49.4)	9.6
Income before Income Taxes	768.8	265.6	51.0	5.0	3.4	5.8	5.2	7.0	846.2	2.5
Income taxes	175.5	68.4	12.4	1.3	0.8	0.0	0.0	0.0	190.0	4.2
Net Income	$593.3	$197.2	$38.6	$3.7	$2.6	$5.8	$5.2	$7.0	$656.2	$(1.7)
Net Income per share - Diluted	$2.41	49.7%	$0.16	$0.01	$0.01	$0.03	$0.02	$0.03	$2.67	0.0%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Three Months Ended September 30, 2024
	As Reported (US GAAP)	Year-over-year GAAP Change	Tariff Ruling	Hero Restricted Stock	VMS Tradename and other asset impairments	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,510.6	$54.7	$0.0	$0.0	$0.0	$1,510.6	$54.7
Cost of sales	827.5	17.9	3.2	0.0	0.0	830.7	21.1
Gross Profit	683.1	36.8	(3.2)	0.0	0.0	679.9	33.6
Gross Margin	45.2%	0.8%				45.0%	0.6%

Marketing expenses	185.8	18.0	0.0	0.0	0.0	185.8	18.0
Percent of Net Sales	12.3%	0.8%				12.3%	0.8%

SG&A	231.7	9.0	0.0	(4.8)	0.0	226.9	11.5
Percent of Net Sales	15.3%	0.0%				15.0%	0.2%

VMS Tradename and other asset impairments	357.1	357.1	0.0	0.0	(357.1)	0.0	0.0
Percent of Net Sales	23.7%	23.7%				0.0%	0.0%
(Loss) Income from Operations	(91.5)	(347.3)	(3.2)	4.8	357.1	267.2	4.1
Operating Margin	-6.1%	-23.7%				17.7%	-0.4%

Equity in earnings of affiliates	3.0	1.3	0.0	0.0	0.0	3.0	1.3
Other income (expense), net	(12.9)	10.6	(4.6)	0.0	0.0	(17.5)	6.0
(Loss) Income before Income Taxes	(101.4)	(335.4)	(7.8)	4.8	357.1	252.7	11.4
Income taxes	(26.3)	(82.8)	(1.9)	0.0	87.0	58.8	2.3
Net (Loss) Income	$(75.1)	$(252.6)	$(5.9)	$4.8	$270.1	$193.9	$9.1
Net (Loss) Income per share - Diluted	$(0.31)	-143.7%	$(0.02)	$0.02	$1.10	$0.79	6.8%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Nine Months Ended September 30, 2024
	As Reported (US GAAP)	Year-over-year GAAP Change	Tariff Ruling	Hero Restricted Stock	VMS Tradename and other asset impairments	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$4,525.1	$185.2	$0.0	$0.0	$0.0	$4,525.1	$185.2
Cost of sales	2,442.9	10.2	29.3	0.0	0.0	2,472.2	39.5
Gross Profit	2,082.2	175.0	(29.3)	0.0	0.0	2,052.9	145.7
Gross Margin	46.0%	2.1%				45.4%	1.5%

Marketing expenses	490.2	67.9	0.0	0.0	0.0	490.2	67.9
Percent of Net Sales	10.8%	1.1%				10.8%	1.1%

SG&A	684.5	40.9	0.0	(17.3)	0.0	667.2	45.5
Percent of Net Sales	15.1%	0.3%				14.7%	0.4%

VMS Tradename and other asset impairments	357.1	357.1	0.0	0.0	(357.1)	0.0	0.0
Percent of Net Sales	7.9%	7.9%				0.0%	0.0%
Income from Operations	550.4	(290.9)	(29.3)	17.3	357.1	895.5	32.3
Operating Margin	12.2%	-7.2%				19.9%	0.0%

Equity in earnings of affiliates	7.2	(0.9)	0.0	0.0	0.0	7.2	(0.9)
Other income (expense), net	(54.4)	22.8	(4.6)	0.0	0.0	(59.0)	18.2
Income before Income Taxes	503.2	(269.0)	(33.9)	17.3	357.1	843.7	49.6
Income taxes	107.1	(63.2)	(8.3)	0.0	87.0	185.8	15.5
Net Income	$396.1	$(205.8)	$(25.6)	$17.3	$270.1	$657.9	$34.1
Net Income per share - Diluted	$1.61	-33.7%	$(0.11)	$0.07	$1.10	$2.67	6.0%
Amounts may not add due to rounding

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2025	December 31, 2025
Reported Sales Growth	3.5%	1.5%
Acquisition	-3.6%	-1.7%
Divestiture/Other	1.9%	1.1%
FX	-0.3%	0.1%

Organic Sales Growth	1.5%	1.0%